Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

Winchester, Virginia (August 23, 2006) — American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first quarter of fiscal year 2007 ended July 31, 2006.

Net sales increased 3% from the prior year to $222,752,000. Sales of core products grew at a rate of 7%, at the high end of the Company's previous forward guidance of 3% to 7%. During the first quarter, the Company continued its previously announced transition out of certain low margin products. The Company had previously issued forward guidance that anticipated an overall net sales increase of 0% to 4%, inclusive of the transition impact.

Net income for the quarter was $13,414,000 or $0.82 per diluted share, compared with net income of $7,455,000, or $0.45 per diluted share, in the prior year. Net income for the first quarter of fiscal 2007 is inclusive of non-cash share-based compensation expense of $947,000, or $0.06 per share. Net income was well above the Company’s previous forward guidance of $0.60 to $0.65 per diluted share.

Gross profit was 22.0% of sales, up from 17.1% in the previous year. The improved gross profit margin reflected favorable impacts from operational initiatives taken in the previous fiscal year, improved sales mix from the Company’s low-margin products transition, delayed impact of previously announced raw materials cost increases, and higher than expected core products sales growth. Material, labor and freight costs each improved as a percentage of sales.

Selling, general and administrative costs increased to 12.5% of net sales from 11.5% of net sales in the prior year’s first quarter, due to the inclusion of share-based compensation expense, as well as additional cost relating to the Company’s pay-for-performance incentive plans.

Looking ahead to the second fiscal quarter of 2007, the Company continues to expect a mixed environment for remodeling and new construction demand that will support core product sales growth of 1% to 5% over prior year. The impact of the Company’s continued transition out of low-margin products is expected to cause total sales to be lower than the prior year’s total sales, with a likely range of a decline of from 1% to 5%. The Company expects its gross margin rate to continue to remain above 20% and significantly exceed the prior year’s 15.7%. Inclusive of share-based compensation expense, the Company expects net income to be in the range of $0.55 to $0.60 per diluted share, as compared with $0.37 in the second quarter of last year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31 2006	July 31 2005
Net Sales	$222,752	$215,564
Cost of Sales & Distribution	173,641	178,674

Gross Profit	49,111	36,890
Sales & Marketing Expense	17,924	17,813
G & A Expense	10,006	6,926

Operating Income	21,181	12,151
Interest & Other (Income) Expense	(454)	(9)
Income Tax Expense	8,221	4,705

Net Income	$13,414	$7,455

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,272,458	16,723,521
Diluted Earnings Per Share	$0.82	$0.45

Balance Sheet

	July 31 2006	April 30 2006
Cash & Cash Equivalents	$70,685	$47,955
Customer Receivables	44,172	53,514
Inventories	64,641	68,522
Other Current Assets	12,306	13,608

Total Current Assets	191,804	183,599
Property, Plant & Equipment	171,355	175,384
Other Assets	19,297	18,560

Total Assets	$382,456	$377,543

Current Portion – Long-Term Debt	$1,575	$1,456
Accounts Payable & Accrued Expenses	80,867	81,617

Total Current Liabilities	82,442	83,073
Long-Term Debt	27,608	27,761
Other Liabilities	22,934	25,048

Total Liabilities	132,984	135,882
Stockholders’ Equity	249,472	241,661

Total Liabilities & Stockholders’ Equity	$382,456	$377,543